EXHIBIT 10.80

OFFICE LEASE

BETWEEN

ROC OFFICE, LLC, AS LANDLORD

AND

MONRO, INC., AS TENANT

295  WOODCLIFF DRIVE,  FAIRPORT, New York

i

OFFICE LEASE

This Office Lease (the "Lease") is made and entered into on the _12_ day of July, 2024 (the “Effective Date”), between ROC OFFICE, LLC, a Delaware limited liability company, having an address c/o Sovereign Partners LLC, 747 Third Avenue, 37th Floor, New York, New York 10017  ("Landlord"), and MONRO, INC., a New York corporation, having an address at 200 Holleder Parkway, Rochester, New York  14615  ("Tenant").

W I T N E S S E T H:

1.	Definitions. The following are definitions of some of the defined terms used in this Lease. The definitions of other defined terms are found throughout this Lease.
A. "Building" shall mean the office building located at 295 Woodcliff Drive, Fairport, New York.

B. "Base Rent": Base Rent shall be paid according to the following schedule, subject to the provisions of Section 4 hereof.  For the purposes of this Section 1B, "Lease Year" shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date (or portion thereof ending on the Expiration Date).

Period	Annual Base Rent	Monthly Installments of Base Rent	Rate PER RSF

Months 1-12	$331,650.00	$27,637.50	$16.50
Months 13-24	$337,680.00	$28,140.00	$16.80
Months 25-36	$343,710.00	$28,642.50	$17.10
Months 37-48	$349,941.00	$29,161.75	$17.41
Months 49-60	$356,172.00	$29,681.00	$17.72
Months 61-72	$362,604.00	$30,217.00	$18.04
Months 73-84	$369,036.00	$30,753.00	$18.36
Months 85-96	$375,669.00	$31,305.75	$18.69
Months 97-108	$382,503.00	$31,875.25	$19.03
Months 109-120	$389,337.00	$32,444.75	$19.37
Months 121-123	$396,372.00	$33,031.00	$19.72

The Base Rent and Additional Rent due for the first month during the Lease Term (hereinafter defined),  following the expiration of the Rent Abatement, shall be paid by Tenant to Landlord contemporaneously with Tenant's execution hereof (i.e., Tenant shall pay $27,637.50 upon Tenant's execution hereof).    Notwithstanding anything contained herein to the contrary, provided that an Event of Default shall not be occurring under the Lease, then Tenant shall be entitled to a total rent credit of $82,912.50  ("Rent Abatement") to be applied against Base Rent as follows: $27,637.50 each month for the first three  (3) months following the Commencement Date; provided, however, Tenant shall continue to be responsible for all Additional Rent during the period that the Rent Abatement applies.  If an Event of Default occurs by Tenant under the Lease and Landlord elects to terminate the Lease in accordance with the terms set forth herein, Tenant shall be responsible for repayment of the Rent Abatement to Landlord upon written demand from Landlord.

C. "Additional Rent" shall mean Tenant's Pro Rata Share of Basic Costs (hereinafter defined) and Tenant's Pro Rata Share of Taxes (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease.

D. "Basic Costs" is defined in Exhibit C attached hereto.
E. "Taxes" is defined in Exhibit C attached hereto.
F. Intentionally Omitted.

G. "Lease Term" shall mean a period of 123 months commencing on the date upon which Landlord's Work (as hereinafter defined) in the Premises has been Substantially Completed (as hereinafter defined) (the "Commencement Date").  "Expiration Date" shall mean the last day of the Lease Term.  Notwithstanding the foregoing, if the Commencement Date, as determined herein, does not occur on the first day of a calendar month, the first Lease Year shall end on the last day of the month in which occurs the first anniversary of the Commencement Date, and if the Expiration Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term and the last Lease Year thereof shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Lease Term.  Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.  Upon Landlord's request, the parties shall execute a Commencement Letter in the form of Exhibit F attached hereto confirming the Commencement Date and the Expiration Date and setting forth any incomplete items (if any), but failure to execute such document shall not in any manner affect the obligations of Tenant hereunder.

H. "Premises" shall mean the office space located on the second  (2nd) floor within the Building and outlined on Exhibit A to this Lease.  If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

I. "Rentable Area in the Premises" shall mean approximately 20,100 rentable square feet.
J. "Rentable Area in the Building" shall mean approximately 84,837 rentable square feet.
K. "Tenant's Pro Rata Share" shall mean 23.69%.
L. "Permitted Use" shall mean general office use and no other use or purpose.
M. "Base Year" shall mean 2024.
N. Intentionally Omitted.
O. "Broker" shall mean CBRE Upstate NY.
P. "Business Day(s)" shall mean Mondays through Fridays exclusive of the normal business holidays.

Q. "Common Areas" shall mean all Property sidewalks, parking areas, service areas, common loading dock and delivery areas, fire corridors, landscaping, traffic controls, and lighting; all means of pedestrian and vehicular ingress and egress to and from the Property; and all other areas located within the Building or on the Property designated by Landlord, from time to time, for the common use or benefit of tenants generally and/or the public.

R. "Default Rate" shall mean the lower of (i) fifteen percent per annum, or (ii) the highest rate of interest from time-to-time permitted under applicable federal and state law.

S. "Normal Business Hours" for the Building shall mean 8:00 a.m. to 5:00 p.m. Mondays through Fridays,  and 9:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Federal holidays including New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Veterans' Day, Thanksgiving Day, and Christmas Day.

T. "Property" shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

U. "Notice Addresses" shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

Monro, Inc.

295 Woodcliff Drive

Fairport, New York 14450

Attn: Real Estate Department

with a simultaneous copy to:

Underberg & Kessler LLP

300 Bausch & Lomb Place

Rochester, New York 14604

Attn: Real Estate Department Chairperson

Landlord:

ROC Office, LLC

c/o Sovereign Partners LLC

747 Third Avenue, 37th Floor

New York, New York 10017

Attn:  Cyrus Sakhai

csakhai@sovpartners.com

with a simultaneous copy to:

Bergstein Flynn Knowlton & Pollina PLLC

767 Third Avenue, 14th Fl

New York, New York 10017

Attn: Michael S. Flynn, Esq.

mike@bfklawoffice.com

Payments of Rent only shall be made payable to the order of:

if by mail:

ROC Office, LLC
P.O. Box 68031
Newark,  New Jersey 07101-8085

if by overnight mail (UPS, FedEx, DHL) or messengers:

Reference: ROC Office LLC 68031
FIS – Lockbox
400A Commerce Blvd
Carlstadt, New Jersey  07072

Tel: (201) 939-8100

if by wire transfer, to:

Bank:Flagstar Bank
Account Name:
ROC Office, LLC
Collection Account Number:1503355562
ABA Number:026013576

or such other name and address as Landlord shall, from time to time, designate.

2. Lease Grant/Possession.

A. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an "as is" basis (except as otherwise expressly set forth herein), together with all licenses, rights, privileges, and easements appurtenant to the Premises, including but not limited to the right, in common with others, to use the Common Areas.  Except as otherwise expressly set forth in this Lease, by taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant's use.

B. Following the Tenant Closing Contingency Removal Date (as hereinafter defined),  Landlord, at Landlord’s sole cost and expense, shall commence and thereafter diligently prosecute the Landlord’s Work to completion.  Landlord shall use commercially reasonable efforts to deliver sole and exclusive possession of the Premises to the Tenant within sixty (60) calendar days following the Tenant Closing Contingency Removal Date (the “Anticipated Delivery Date”) in broom-clean condition, with the Landlord’s  Work completed subject only to minor items of Landlord’s Work which do not materially and adversely affect Tenant’s ability to open and operate its business (collectively, “Punch List Items”) (such condition referred to herein as “Substantially Completed” or “Substantial Completion”). Notwithstanding anything to the contrary contained in this Lease, provided Landlord is using commercially reasonable efforts as hereinabove described, if Landlord is unable to tender possession of any portion of the Premises on the Anticipated Delivery Date, this Lease shall not be void or voidable or otherwise affected (except as expressly provided in this Section 2(B) below) and Tenant shall have no claim for damages against Landlord (except as expressly provided in this Section 2(B) below).

Landlord shall notify Tenant in writing when the Landlord’s Work is Substantially Completed or at the option of Landlord, in advance of such date, indicating the date when the Landlord’s Work will be Substantially Completed (the “Delivery Notice”). As soon as practical following receipt of Landlord’s Delivery Notice, Tenant will arrange an inspection of the Premises with Landlord (“Delivery Inspection”) intended to verify that the Landlord’s Work has been Substantially Completed. As part of the Delivery Inspection, Tenant shall identify Punch List Items which will remain Landlord’s obligation to complete; provided, however, that Tenant’s failure to identify any Punch List Items during the Delivery Inspection shall not relieve Landlord of its obligation to complete Landlord’s Work. Landlord shall use commercially reasonable efforts to complete all Punch List Items within thirty (30) calendar days following the Delivery Inspection. If the Delivery Inspection confirms that Landlord’s Work is Substantially Completed (other than Punch List Items), then Tenant will accept delivery of the Premises, and the Commencement Date shall be such date. If, however, the Delivery Inspection discloses, at the mutually reasonable discretion of Landlord and Tenant, that Landlord’s Work is not Substantially Completed (other than Punch List Items), then delivery and the Commencement Date will be delayed until Landlord completes the outstanding conditions and corrects any deficiencies as required, and Landlord provides a subsequent Delivery Notice to Tenant, in which event the inspection procedures described above shall be repeated until the Commencement Date is confirmed. Notwithstanding anything to the contrary in this Lease, Landlord, at Landlord’s sole cost and expense, shall make all repairs necessary to correct any latent defects in Landlord’s Work provided that Landlord shall have been given notice by Tenant of such defect within three (3) months following the Commencement Date. The foregoing shall not vitiate any repair obligations otherwise imposed on Landlord pursuant to Section 9 of the Lease.

If the Commencement Date has not occurred by the date that is one hundred eighty (180) calendar days after the Anticipated Delivery Date (the “Outside Date”), Landlord and Tenant acknowledge and agree that Tenant shall be entitled to one day of free Base Rent each day commencing on the Outside  Date and continuing to, but not including, the Commencement Date.

C. Notwithstanding the foregoing or anything to the contrary contained herein, Tenant shall have the right to enter the Premises beginning on the date that is thirty (30) calendar days prior to the Anticipated Delivery Date for the sole purpose of installing furniture, equipment or other personal property of Tenant, taking measurements, the running of cabling, telecom and similar de minimis preparatory work; provided, that in all cases such access shall be permitted only to the extent that Landlord reasonably determines that such early access and activities will not delay Substantial Completion of Landlord’s Work.  Any person granted access on behalf of Tenant pursuant to this Section 2(C) shall comply with all reasonable requirements that Landlord and Landlord’s contractors may impose and shall strictly observe all reasonable rules and regulations promulgated by Landlord and/or Landlord’s contractors relating to the job site. Such possession shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such preparatory work.  Tenant shall, however, be liable for the reasonable cost of any services (e.g., electricity, HVAC, freight elevators) that are provided to Tenant during the period of Tenant's possession prior to the Commencement Date.  Except as expressly provided in this Section 2(C), nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior written consent of Landlord.

D. All furniture and fixtures existing in the Premises as of the date of this Lease shall remain in the Premises for Tenant’s use at no cost to Tenant during the Term of the Lease. Except as otherwise expressly set forth in this Lease, Landlord makes no representation and offers no warranty on such existing furniture and fixtures, and Tenant accepts the same its existing “as is” condition.

3. Use.  The Premises shall be used for the Permitted Use and for no other purpose.  Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal or dangerous, which creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with or disturb other tenants or Landlord in the management of the Property.  Tenant will maintain the Premises in a clean and healthful condition, and except as otherwise expressly set forth in this Lease, comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises.  Tenant shall not, and shall not allow its employees, agents, contractors or invitees, to bring into the Building or the Premises any dangerous or hazardous materials, except for customary office and cleaning supplies, provided Tenant uses, stores and disposes of the same in compliance with all applicable law.  Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so.  All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.  In the event of a conflict between the rules and regulations and the terms of this Lease, the terms of this Lease shall control.  Landlord shall not knowingly enforce the rules and regulations against Tenant in a discriminatory manner.  Tenant shall have access to the Premises 365 days per year on a 24 hour basis.

4. Rent.

A. Tenant covenants to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease, all of which hereinafter may be collectively called "Rent."  In addition, Tenant shall pay, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under this Lease.  Such payments shall be paid concurrently with the payments of the Rent on which the tax is based.  Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments on the first day of each calendar month during the Lease Term, without demand by Landlord (any rent statement sent by Landlord to Tenant shall be sent as a courtesy and shall not be binding on Landlord nor limit Landlord's right to correct any such statement at a later date).  If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month.  All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding.  Except as otherwise expressly set forth in Section 38 of this Lease, Tenant's covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

B. If Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent within five (5) days after the same is due and payable hereunder, a "Late Charge" equal to five (5¢) cents for each dollar so overdue shall be assessed in order to defray Landlord's additional administrative and other costs in connection with such late payment. Late charges not paid by the first day of the next month shall be deemed Additional Rent.  In the event that Tenant is in arrears in payment of Base Rent or Additional Rent or any other charge, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited. Landlord reserves the right, without liability to Tenant without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any overtime/over standard property, material, labor, utility or other service, wherever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only so long as) Tenant is in arrears in paying Base Rent or additional rent due under this Lease. In addition, Landlord may (without releasing Tenant from any liability under this Lease) suspend furnishing to Tenant freight elevator service at the time Tenant desires or is obligated to vacate or remove any property from the Premises in the event that Tenant is in arrears in paying any Base Rent or additional rent due under this Lease, unless the dispute is the subject of good faith litigation or arbitration.

C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto.
5. Intentionally Omitted.
6. Services to be Furnished by Landlord.

A. Landlord shall furnish the following services:  (i) heating and air conditioning to the point of entry to the Premises during Normal Business Hours to provide a temperature condition required, in Landlord's reasonable judgment, for comfortable occupancy of the Premises under normal business operations; (ii) water for drinking, and, subject to Landlord's approval, water at Tenant's expense for any private restrooms and office kitchen requested by Tenant; (iii) janitorial service in the Premises and Common Areas on Business Days; (iv) electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 10 of this Lease; (v) passenger elevator service, 24 hours a day, 7 days a week; and freight elevator service on Business Days, upon request of Tenant and subject to scheduling and charges by Landlord; and (vi) snow and ice removal from the Common Areas on Business Days.

B. If Tenant requests any other utilities or building services in addition to those identified in Section 6A, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services.  Landlord may impose a reasonable charge for such additional utilities or building services requested by Tenant, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.  After hours HVAC service shall be available to the Premises.  Landlord reserves the right to charge for after hours HVAC service upon giving written notice to Tenant during the Term.  Landlord’s current charge for after hours HVAC service is  $85 per hour, subject to increase. Tenant shall give Landlord notice no later than noon (12:00 p.m.) on any Business Day on which Tenant requires after hours HVAC, and no later than noon (12:00 p.m.) on any day prior to a weekend and/or holiday for which Tenant requires after hours HVAC.

C. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of utilities and Building services identified in Section 6A in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, alterations or any causes shall not render Landlord liable in any respect nor be construed as an actual or constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof.

D. Notwithstanding anything to the contrary contained in this Section 6, if: (i) Landlord ceases to furnish any service in the Building for a period in excess of seven  (7) consecutive Business Days after Tenant notifies Landlord of such cessation; (ii) such cessation does not arise as a result of any willful misconduct or negligent act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Section 16 shall control); (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, the Premises or any material portion thereof, is rendered untenantable and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, in addition to all other rights and remedies available to Tenant as a result of such cessation of services, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the eighth (8th) consecutive Business Day of such cessation and ending on the day when the service in question has been restored.  In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.

7. Leasehold Improvements; Tenant's Property.  All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant ("Leasehold Improvements"), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein.  All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personally brought into the Premises by Tenant ("Tenant's Property") shall be owned and insured by Tenant.  Upon the termination of the Lease Term or the sooner termination of Tenant's right to possession of the Premises, Tenant shall remove Tenant's Property.  Tenant shall, at its sole cost and expense, repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to broom clean condition, ordinary wear, tear, casualty, and permitted alterations excepted.  If Tenant fails to remove any of the foregoing items or to perform any required repairs and restoration, (i) Landlord, at Tenant's sole cost and expense, may remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver such items to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of such items within fifteen (15) days after written demand from Landlord, and (ii) such failure shall be deemed a holding over by Tenant under Section 23 hereof until such failure is rectified by Tenant or Landlord.

8. Signage.  Landlord shall provide a Building-standard plaque sign at the entrance to the Premises.  Tenant shall not install any signage visible from the exterior of the Premises; all signage shall be in the standard graphics for the Building and no others shall be used or permitted without Landlord's prior written consent.  Notwithstanding the foregoing, subject to obtaining Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, conditioned, or delay, Tenant may install, at its sole cost and expense, additional signage with Tenant’s logo on or behind (i.e., within the Premises) any glass entry door to the Premises.

9. Maintenance, Repairs and Alterations.

A. Throughout the Lease Term Landlord, subject to payment of Tenant’s Pro Rata Share of Basic Costs, shall operate, maintain, repair, and replace the Common Areas so as to maintain a clean, safe and secure Property, consistent with the standards of operation and maintenance of a first class office complex in the Greater Rochester area of New York.  Without limiting the foregoing, Landlord shall be solely responsible for the maintenance, repair and replacement (if necessary, in Landlord’s commercially reasonable discretion) of the sidewalks, landscaping, parking areas, parking lot lighting, handicap ramps, speed bumps, access ways, common portions of all utility systems and connections located outside of the Premises and other Common Areas and for sweeping and clearing snow, ice and debris from the Common Areas. Tenant shall have no obligations with respect to such maintenance.

B. In addition to Landlord’s obligations to maintain, repair, and replace (if necessary, in Landlord’s commercially reasonable discretion) the Common Areas in accordance with Section 9(A) of this Lease, throughout the Lease Term Landlord, at Landlord’s sole cost and expense, shall keep the foundations, roof system (including but not limited to roof membrane), floor slab, exterior walls, interior loadbearing walls (as distinguished from the interior non-loadbearing walls within the Premises, which shall be Tenant’s obligation to maintain and repair), and other structural portions of the Building in good order and repair and in compliance with applicable laws, shall keep and maintain the fire protection, heating, air-conditioning, plumbing, electrical, and mechanical systems serving the Premises (collectively, the “Systems”) (provided, however, that Landlord shall not be responsible for maintaining, repairing, or replacing any lighting fixtures (such as lightbulbs) or plumbing fixtures (such as faucets and sinks) utilized in connection with the Systems) in good order and repair and in compliance with applicable laws, and shall keep the lateral portion of all utilities up to the point of connection with the meter or submeter serving the Premises in good order and repair, excepting any damage caused by any willful misconduct or negligent act or omission of Tenant, its agents, contractors, employees or invitees. Tenant shall give Landlord written notice of the need for repairs coming to the attention of Tenant; provided, however, that notice from Tenant shall not be a pre-condition of Landlord’s maintenance and repair obligations herein.  Within thirty (30) calendar days following receipt of notice from Tenant of the need for any required repairs or upon obtaining actual notice of the need for any required repairs, Landlord shall, subject to Force Majeure, commence all needed repairs and thereafter diligently work to complete the needed repairs within a reasonable period of time.

C. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted and comply with all applicable laws with respect to the Premises (a “Compliance Directive”) except that Tenant shall have no obligation to perform any structural repairs in connection with a Compliance Directive, unless required as the direct result of Tenant's Alterations, Tenant's  work, or any damage caused by any willful misconduct or negligent act or omission of Tenant, its agents, contractors, employees or invitees.  Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times.  If Tenant fails to perform any repairs or maintenance required of Tenant pursuant to this Lease and such failure continues for fifteen (15) calendar days following Landlord’s written notice to Tenant specifying the nature of such failure, Landlord shall have the right to perform such repairs or maintenance and, within fifteen (15) days after Landlord's written demand therefor, Tenant shall reimburse Landlord for the cost of all such repairs or maintenance, plus an administration charge of ten percent of such cost.

D. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises (collectively, "Alterations"), without first obtaining the written consent of Landlord; provided, however, that Tenant shall be permitted to make interior, nonstructural alterations and improvements to the Premises that do not exceed Twenty Thousand and 00/100 U.S. Dollars ($20,000.00) in any single Lease Year without Landlord’s prior written consent.  Prior to commencing any Alterations and as a condition to obtaining Landlord's consent, Tenant shall deliver to Landlord plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord (collectively, “Contractors”);  copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in accordance with Section 13 hereof; and a payment bond or other security, all in form and amount satisfactory to Landlord. Tenant shall be responsible for insuring that all Contractors procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may reasonably require.  All Alterations shall be constructed in a good and workmanlike manner using Building standard materials or other new materials of equal or greater quality.  Prior to the commencement of any Alterations, Tenant shall provide plans for such Alterations in CAD format.  Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any Alterations may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building.  Upon completion of the Alterations, Tenant shall deliver to Landlord "as-built" plans in CAD format, contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials.  All Alterations shall comply with the insurance requirements and with applicable codes, ordinances, laws and regulations.  Tenant shall reimburse Landlord upon demand for all reasonable sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any Alterations.  In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any Alterations that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building.  Landlord's approval of Tenant's plans and specifications for any Alterations performed for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the Alterations constructed in accordance with such plans and specifications will be adequate for Tenant's use.

10. Use of Electrical Services by Tenant.  All electricity used by Tenant in the Premises shall, at Landlord's option, be paid by Tenant either (1) by a separate charge payable by Tenant to Landlord as Additional Rent within fifteen (15) days after billing by Landlord; or (2) by a separate charge billed by the applicable utility company or a third party service provider and payable directly by Tenant.  Tenant shall be responsible for any meter necessary for measurement of Tenant's electrical usage.  Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an "Electric Service Provider").  Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access, upon prior notice to Tenant, to the Building's electric lines, feeders, risers, wiring, and any other machinery within the Premises.  Tenant's use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.  In the event Tenant shall request that it be allowed to consume electrical services in excess of Building standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects, and all such additional usage shall be paid for by Tenant as Additional Rent.  Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.

11. Assignment and Subletting.

A. Except in connection with a Permitted Transfer (defined in Section 11E below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld or conditioned if: (1) the proposed transferee's financial condition is not adequate for the obligations such transferee is assuming in connection with the proposed Transfer; (2) the transferee's business or reputation is not suitable for the Building considering the business and reputation of the other tenants and the Building's prestige, or would result in a violation of another tenant's rights under its lease at the Building; (3) the transferee is a governmental agency or occupant of the Building or subject to diplomatic or sovereign immunity and shall be subject to service of process in and the jurisdiction of the courts of the State of New York, is a school, training facility, bank or retail brokerage company, or be a charitable, religious union or other not-for-profit organization or any tax exempt entity within the meaning of the Internal Revenue Code or any successor or substitute statute, rule or regulation; (4) an Event of Default is occurring beyond any applicable notice and cure period; (5) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer; or (6) Landlord or its leasing agent has received a proposal from or made a proposal to the proposed transferee to lease space in the Building within six (6) months prior to Tenant's delivery of written notice of the proposed Transfer to Landlord.  Any attempted Transfer in violation of this Section 11, shall, exercisable in Landlord's sole and absolute discretion, be void.  Consent by Landlord to one or more Transfers shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers.  If Landlord withholds its consent to any Transfer contrary to the provisions of this Section 11, Tenant's sole remedy shall be to seek an injunction in equity to compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.  In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B. If Tenant requests Landlord's consent to a Transfer, Tenant shall submit to Landlord (i) a written notice requesting Landlord’s consent to a Transfer (a “Transfer Notice”), (ii) financial statements for the proposed transferee, (iii) a copy of the proposed assignment or sublease, and (iv) such other information as Landlord may reasonably request (items (i) through (iv), collectively, the “Transfer Deliverables”).  Within seven  (7) days after Landlord's receipt of the Transfer Deliverables, Landlord shall either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect; or (3) in the event of a proposed subletting, terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease effective the first to occur of ninety (90) days following written notice of such termination or the date the proposed Transfer would have come into effect; provided that, in the event that Landlord elects to terminate the Lease pursuant to subparagraph (2) or (3) above, Tenant may rescind its request to sublet the Premises or assign the Lease by notice given within two  (2)  Business Days after receipt of Landlord’s notice that it is electing to terminate this Lease (the “Notice Date”), and if Tenant has not rescinded its request to sublet the Premises or assign this Lease within the aforementioned period, then Landlord’s election to terminate shall become effective on the Notice Date and this Lease shall thereupon terminate as provided above. Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including, without limitation, reasonable attorney's fees and costs) incurred by Landlord in connection with Landlord's  review of such proposed Transfer or Permitted Transfer, which amount shall not exceed Two Thousand and 00/100 U.S. Dollars ($2,000.00).

C. Intentionally Omitted.

D. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the person, persons or entity which owns or controls a majority of the voting interests at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.  The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

E. Notwithstanding anything to the contrary in this Lease, Tenant may assign its entire interest under this Lease or sublet the Premises (i) to any entity controlling or controlled by or under common control with Tenant or (ii) to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer") without the consent of Landlord, provided: (1) an Event of Default is not occurring under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant; (3) with respect to a Permitted Transfer to a proposed transferee described in clause (ii), such proposed transferee shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord's reasonable satisfaction; and (4) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

12. Mechanic's Liens.  Tenant will not permit any mechanic's liens or other liens to be placed upon the Property as the result of the acts or omissions of Tenant, its agents, or contractors.  If a lien is attached to the Property as the result of the acts or omissions of Tenant, its agents, or contractors and Tenant fails to cause the same to be canceled and discharged of record by payment, bonding, or otherwise, within twenty  (20) calendar days after written notice by Landlord, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same.  Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys' fees and costs, shall be paid by Tenant to Landlord within twenty (20) days after written demand as Additional Rent.  Tenant shall within twenty (20) days of receiving such written notice of lien or claim have such lien or claim released of record.  Tenant's failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

13. Insurance.

A. Tenant shall procure and maintain, at its expense, (i) all-risk (special form) property insurance in an amount equal to the full replacement cost of Tenant's Property located in the Premises; (ii) a policy or policies of general liability and umbrella or excess liability insurance applying to Tenant's operations and use of the Premises, providing a minimum limit of $3,000,000.00 per occurrence and in the aggregate, naming Landlord and Landlord's Building manager as additional insureds, (iii) automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $3,000,000.00 per accident, and (iv) workers' compensation insurance in accordance with the laws of the State in which the Property is located and employer's liability insurance in an amount not less than $3,000,000.00 each accident, $3,000,000.00 disease-each employee and policy limit, with the insurance policies required under this clause (iv) to be endorsed to waive the insurance carriers' right of subrogation.  Tenant shall maintain the foregoing insurance coverages in effect commencing on the earlier to occur of the Commencement Date and the date Tenant takes possession of the Premises, and continuing to the end of the Lease Term.

B. The insurance requirements set forth in this Section 13 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party's liability under this Lease.  In addition to the requirements set forth in Sections 13 and 14, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best's Insurance Guide or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord, Landlord's Building manager, and Landlord's lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant. Tenant shall use commercially reasonable efforts to have its insurers notify Landlord not less than ten (10) days in advance of any substantial modification or cancellation thereof. Tenant will deliver to Landlord a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant's obligations under this Lease on or before the date Tenant first occupies any portion of the Premises, at least ten (10) days before the expiration date of any policy and upon the renewal of any policy.

C. Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver.  For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.

14. Indemnity.  To the extent not expressly prohibited by law, Tenant (the "Indemnitor") agrees to hold harmless and indemnify Landlord and Landlord's agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the "Landlord Indemnitees") from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or  Landlord’s Indemnitees, including without limitation reasonable attorneys' fees and expenses, for death or injury to, or damage to property of, third parties, other than the Indemnitees, that may arise from the negligence or willful misconduct of Indemnitor or any of Indemnitor's agents, members, partners or employees, except to the proportionate extent arising in connection with the willful misconduct or negligent acts or omissions of Landlord or Landlord’s Indemnitees.  Such third parties shall not be deemed third party beneficiaries of this Lease.  If any action, suit or proceeding is brought against Landlord or any of the Landlord’s Indemnitees by reason of the negligence or willful misconduct of Indemnitor or any of Indemnitor's agents, members, partners or employees, then Indemnitor will, at Indemnitor's expense and at the option of Landlord or Landlord’s Indemnitees, by counsel reasonably approved by said Indemnitees, resist and defend such action, suit or proceeding.  In addition, to the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and Landlord's Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or Landlord's Indemnitees, including reasonable attorneys' fees and expenses, for death or injury to, or damage to property of, third parties (other than Landlord and Landlord's Indemnitees) that may arise from any act or occurrence in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord's Indemnitees.

To the extent not expressly prohibited by law, Landlord agrees to hold harmless and indemnify Tenant and Tenant's agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, “Tenant’s Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Tenant or Tenant's Indemnitees, including reasonable attorneys' fees and expenses, for death or injury to, or damage to property of, third parties (other than Tenant and Tenant’s Indemnitees) that may arise from any negligence or willful misconduct of Landlord or its agents, servants or employees in connection with the operation of the Building’s Common Areas, except to the extent caused by the negligence or willful misconduct of Tenant or Tenant's Indemnitees.

15. Damages from Certain Causes.  To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant's employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due, in the case of damage to property, to Landlord's grossly negligent or willful failure, and in the case of injury to person, Landlord’s negligent or willful failure, to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of the applicable notice period afforded to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any  damage to property that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

16. Casualty Damage.  If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.  In case (i) the Premises are damaged due to a casualty or other event to the extent of fifty percent (50%) or more of the cost of replacement of the Premises or (ii) the Building is damaged due to a casualty or other event to the extent of fifty percent (50%) or more of the cost of replacement of the Building (whether or not the Premises shall have been damaged by such casualty) , Landlord or Tenant may, at their respective option, terminate this Lease by notifying the other party in writing of such termination within ninety (90) calendar days after the date of such casualty.  If this Lease is not terminated as provided for above,  Landlord, at Landlord’s sole cost and expense, shall promptly apply for all permits and licenses necessary to complete all required repairs and restoration of the Building, including the Premises, to at least as good condition as existed prior to the casualty, including with regard to the Premises all repairs necessary to bring the Premises to “vanilla box” standard (i.e., ready for Tenant to install its fixtures and equipment). Landlord, at Landlord’s sole cost and expense, shall thereafter commence all required repairs upon receipt of all necessary permits and in all events complete all repair and restoration within three hundred and sixty-five  (365)  calendar days following the date of damage. If Landlord does not complete the required repairs and restoration and deliver the Premises to Tenant as required within three hundred and sixty-five  (365)  calendar days after the date of damage, Tenant shall have the right to terminate this Lease by providing written notice to Landlord, in which event this Lease shall terminate (a) effective as of the date of Tenant’s notice, in the event Tenant is not operating in the Premises, or (b) effective as of the date thirty (30) calendar days after delivery of Tenant’s notice, in the event Tenant is operating in any portion of the Premises.  Notwithstanding the foregoing, Landlord's obligation to restore the Building, and the improvements located within the Premises shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by Landlord as a result of the casualty.  When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all furniture, fixtures and equipment which are necessary to permit Tenant's re-occupancy of the Premises.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Rent shall be abated from the date of the damage or destruction for any portion of the Premises that is unusable by Tenant, which abatement shall be in the same proportion that the Rentable Area of the Premises which is unusable by Tenant bears to the total Rentable Area of the Premises; provided that Tenant shall not be entitled to any abatement of Rent if the damage or destruction within the Premises is restored within five (5) Business Days after Landlord's receipt of written notice from Tenant of the occurrence of the damage or destruction.

17. Condemnation.  If (i) more than twenty-five percent (25%) of the Premises, or (ii) a sufficient portion of the Building so that after such taking less than fifty percent (50%) of the gross leaseable area of the Building (as constituted prior to such taking) is occupied by commercial tenants, or (iii) a sufficient portion of the Property so that after such taking less than fifty percent (50%) of the gross leaseable area of the Property (as constituted prior to such taking) is occupied by commercial tenants, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord or Tenant may, at their respective option, terminate this Lease and Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur.  If this Lease is not terminated, Landlord shall use as much of the proceeds of Landlord’s award as is required to restore the Premises, the Building, and the Property to a complete architectural unit with parking and means of ingress and egress sufficient to enable Tenant to operate in accordance with this Lease and this Lease shall continue in effect with respect to the balance of the Premises, with the Rent for any portion of the Premises so taken or condemned abated during the unexpired Lease Term effective when the physical taking of said portion of the Premises shall occur.  All compensation awarded for any taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant and moving costs, which Tenant specifically reserves to itself.

18. Events of Default.  The following events shall be deemed to be "Events of Default" under this Lease:  (i) Tenant fails to pay any Rent within three (3) days of when due; provided that (a) the first (1st) two (2) such failures during the first Lease Year of the Lease Term shall not be an Event of Default if Tenant pays the amount due within five (5) days after Tenant's receipt of written notice from Landlord that such payment was not made when due and (b) the first (1st) such failure during any consecutive twelve (12) month period following the expiration of the first (1st) Lease Year during the Lease Term shall not be an Event of Default if Tenant pays the amount due within five (5) days after Tenant's receipt of written notice from Landlord that such payment was not made when due; (ii) Tenant fails to perform any other provision of this Lease not described in this Section 18, and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after written notice from Landlord, however, other than with respect to a hazardous condition, if Tenant's failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed sixty  (60) additional days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion; (iii) Tenant fails to observe or perform any of the covenants with respect to (a) assignment and subletting as set forth in Section 11, (b) mechanic's liens as set forth in Section 12, (c) insurance as set forth in Section 13 or (d) delivering subordination agreements or estoppel certificates as set forth in Section 24, and such failure continues for ten (10) calendar days following Landlord’s written notice to Tenant specifying the nature of such failure; (iv) the leasehold interest of Tenant is levied upon or attached under process of law; (v) Tenant or any guarantor of this Lease dies or dissolves; or (vi) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed, stayed, or vacated within sixty (60) days after filing.

19. Remedies.

A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1)

Landlord may re-enter the Premises and attempt to cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default;

(2)

Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Lease Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)

Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)

Landlord may enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due, as such amounts may accrue, from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.  TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD'S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN ANY APPLICABLE STATE STATUTE OR CASE LAW.  TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD'S TERMINATION OF THIS LEASE OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO THE TERMS OF THIS LEASE AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

B. If Landlord exercises either of the remedies provided in Article 19, Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder.  Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Lease Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Rent accruing as it becomes due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Lease Term.  In attempting to relet the Premises, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent reasonably deemed by Landlord necessary or desirable, and Tenant upon demand shall pay the reasonable cost of all of the foregoing together with Landlord's reasonable expenses of reletting.  The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting (including reasonable attorneys' fees and brokers' fees and commissions) and second to the payment of Rent herein provided to be paid by Tenant.  Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder.

D. If this Lease is terminated by Landlord, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all reasonable costs and expenses, including court costs and reasonable attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder.  In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (1) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation the Abated Rent (if any) and Landlord's contribution to the cost of tenant improvements, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (2) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated, including, without limitation, the amount projected by Landlord to represent Additional Rent for the remainder of the Lease Term, over the then present value of the then aggregate fair rent value of the Premises for the balance of the Lease Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rent would have been payable hereunder had this Lease not been terminated, and (3) any damages in addition thereto, including without limitation reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

E. The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease.  The acceptance by Landlord of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease.  No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

F. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid.  In the event of any litigation between Tenant and Landlord to enforce or interpret any provision of this Lease or to enforce any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein.

20. No Waiver.  Failure of either party to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against the non-defaulting party, but the non-defaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease.  Failure by the non-defaulting party to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

21. Peaceful Enjoyment.  Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant's covenants and agreements herein contained.

22. Intentionally Omitted.

23. Holding Over.  If Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant's right of possession, such occupancy shall be that of a tenancy at sufferance.  Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one hundred twenty-five percent (125%) of the Base Rent and Additional Rent due under this Lease for the last full month of the term hereof during the first thirty (30) days of such holdover, and one hundred seventy-five percent (175%) of such Base Rent and Additional Rent thereafter during such holdover.  No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise.  Tenant shall also be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason of any holding over by Tenant, including without limitation any costs liabilities or damages for a succeeding tenant for the Premises.

24. Subordination to Mortgage; Estoppel Certificate.

A.Tenant accepts this Lease subject and subordinate to any ground lease, mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building or the Property and to any renewals, modifications, refinancings and extensions thereof (each, a “Superior Instrument”), but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion..  The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Tenant agrees within ten (10) days after written demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event of the enforcement by a mortgagee of the remedies provided for by law or by such mortgage, or in the event of the termination or expiration of a ground lease, Tenant, upon request of the applicable mortgagee, ground lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease for the then-remaining Term of this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord), except to the extent that such act, omission or default continues after the date that Successor Landlord succeeds to Landlord’s interest in the Project and Successor Landlord has been given notice and a reasonable opportunity to cure same (and Tenant shall have been given notice of such Successor Landlord and their addresses); (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord), other than any offsets expressly set forth in this Lease to which Tenant is entitled pursuant to the express terms of this Lease or by reason of any acts, omissions or defaults of Landlord that continue after the date that Successor Landlord succeeds to Landlord’s interest in the Project; (iv) except for the first monthly payment of Base Rent pursuant to Section 1(B) hereof, bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith except as expressly provided in this Lease, including, without limitation 1. repairs and maintenance of the Premises and the Building,  2. repairs to the Premises or any part thereof as a result of damages by fire or other casualty; and 3. repairs to the Premises as a result of a partial condemnation; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. If Tenant fails to deliver any subordination or other agreement required by this Section within the time period described above, and such failure shall continue for a period of two (2) Business Days after Tenant receives a written notice from Landlord, then Tenant shall pay Landlord, as additional rent, a $500 per day penalty until the date such documents are signed and received by Landlord.  Notwithstanding anything to the contrary contained herein, this Lease is expressly subject to and conditioned upon Landlord obtaining, at its expense, from the holder of the mortgage currently encumbering the Building, a fully executed Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit G (such agreement, the “SNDA” and such condition, the "SNDA Requirement").

B.        Tenant agrees that it shall from time-to-time furnish within ten (10) days  after so requested by Landlord, a certificate signed by Tenant certifying as to such matters as may be reasonably requested by Landlord.  Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.  In addition, if Tenant fails to deliver an estoppel required by this Section within the time period described above,  and such failure shall continue for a period of two (2) Business Days after Tenant receives a written notice from Landlord, then Tenant shall pay Landlord, as additional rent, a $500per day penalty until the date such estoppel is signed and received by Landlord.

25. Notice.  Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person with receipt obtained, or by electronic mail, or mailed by Registered or Certified mail, return receipt requested, postage prepaid, or sent by a nationally recognized overnight delivery service providing a receipt to the party who is to receive such notice at the address specified in Section 1 of this Lease (and, if no address is listed for Tenant, notices to Tenant shall be delivered to the Premises).  When so mailed, the notice shall be deemed to have been given three (3) Business Days after the date it was mailed.  When sent by overnight delivery service, the notice shall be deemed to have been given on the next Business Day after deposit with such overnight delivery service.  When sent by electronic mail or delivered in person, the notice shall be deemed to have been given on the date sent unless such date is not a Business Day in which case the notice shall be deemed to have been given on the next Business Day. The address specified in Section 1 of this Lease may be changed (other than to a post office box address) from time to time by giving written notice thereof to the other party.  Notices required hereunder by Landlord may be given by Landlord's agent or attorney.

26. Surrender of Premises.  Upon the termination of the Lease Term, or upon any termination of Tenant's right to possession of the Premises, Tenant will at once surrender possession of the Premises to Landlord in broom clean condition, ordinary wear and tear, casualty, and permitted alterations excepted.  Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the combination of all combination locks which Tenant is required to leave on the Premises.

27. Rights Reserved to Landlord.  Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease: (1) upon thirty (30) days' prior written notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to retain at all times and to use in appropriate instances, pass keys to all door locks within and to the Premises; (5) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (6) to change the arrangement and location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property; (7) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (8) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord's exercise of its rights under this clause (9) shall not be deemed to prohibit Tenant from the operation of its business in the Premises; (10) to enter the Premises to inspect the same or to show the Premises to prospective purchasers, mortgagees, tenants (during the last twelve months of the Lease Term) or insurers, or to clean or make repairs, alterations or additions thereto, provided that, except for any entry in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises; and (11) to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building.  In exercising its rights under this Section 27, Landlord shall make commercially reasonable efforts to avoid unreasonably interfering with Tenant's business operations in the Premises. Notwithstanding anything to the contrary in this Lease, Landlord shall provide reasonable prior written notice to Tenant in the event Landlord plans to perform construction or alterations in the Property which would have a material impact on customer or employee access to the Premises or to the Common Areas in front of and adjacent to the Premises.

28. Miscellaneous.

A. If any term or provision of this Lease, or the application thereof, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B. Tenant agrees not to record this Lease or any short form or memorandum hereof.
C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D. The term "Force Majeure" shall mean global health-related flus or pandemics (including but not limited to COVID-19), strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be.  Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G. Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord, at Landlord’s sole cost and expense, shall compensate the Broker pursuant to a separate written agreement. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Broker on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H. If there is more than one Tenant, or if Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.  All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I. In the event of a proposed sale or other transfer, financing or refinancing by Landlord of the Building, where the proposed lender or purchaser requests tenant financial statements, if Tenant is no longer then a publicly traded entity with publicly available financials, then within ten (10) days after Landlord's request, Tenant shall deliver to Landlord the most current year-end financial statements of Tenant and any guarantor of this Lease.

J. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant's obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

K. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

L. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.  The term "including" shall be deemed to mean "including without limitation".

M. Tenant certifies that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specifically Designated National and Blocked Person," or other banned or blocked person, entity, nation pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly, on behalf of or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

N. This Lease may be executed in counterparts which shall together be deemed one original. PDF, telecopied or electronic signatures shall be deemed original signatures for the purposes of this Lease.

29. No Offer.  Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option.  This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord's mortgagee, if required.

30. Entire Agreement.  This Lease, including the Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  This Lease may be modified only by a written agreement signed by Landlord and Tenant.  Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

31. Limitation of Liability.  Any liability of Landlord under this Lease shall be limited solely to its interest in the Property (or the proceeds from the sale, financing, or refinancing of all or any portion thereof) and net income derived from the Property, and in no event shall any personal liability be asserted against Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents or employees, in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents or employees.  In no event shall Landlord be liable for consequential or punitive damages as a result of a breach or default under or otherwise in connection with this Lease.

32. Hazardous Substances.  Tenant agrees that it shall not generate, store, manufacture, refine, transport, treat, dispose of or otherwise permit to be present on or about the Premises or the Building, any Hazardous Substances.  As used herein, Hazardous Substances shall be defined as any "hazardous chemical," "hazardous substance," or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 59601, et seq.), any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection.  It is understood and agreed that the provisions contained in this Section shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by Tenant but shall thereafter be deemed to be a Hazardous Substance.  Tenant shall defend, indemnify and hold harmless Landlord from and against any and all costs, expenses, claims and liabilities whatsoever from the default of this Section by Tenant, its agents, contractors or employees, except to the proportionate extent arising in connection with the willful misconduct or negligent acts or omissions of Landlord, its employees, agents, and/or contractors.  To Landlord's  actual knowledge, information, and belief, the Premises and/or the Building in which it is located is not in direct or indirect violation of any Environmental Law, and no Hazardous Substances are located on or have been handled, generated, stored, processed or disposed of on or released or discharged from the Property.  Unless caused by the acts of Tenant, its agents, contractors, employees or representatives, Landlord shall defend, and save Tenant harmless from and against, and hereby indemnify Tenant from and against any and all present or future liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever, which may at any time be imposed upon or awarded against Tenant or the Premises, and arising directly or indirectly from or out of the violation of any present or future local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or clean-up, relating to or affecting the Premises within the control of Landlord.

33. Legal Fees.  In the event of any dispute, or any proceeding or controversy associated with or arising out of this Lease or a claimed or actual breach hereof among Landlord and Tenant with regard to enforcement of any provision of this Lease, the substantially prevailing party will be entitled to an award from the substantially non-prevailing party of its attorneys', appraiser's and other professionals' fees and court costs, which shall include, but not be limited to, costs related to preparing and to serving notices, negotiations, drafting of pleadings, and the conduct or litigation of trial and appellate proceedings, and legal expenses necessary to fully reimburse all attorneys' and other professionals' fees and other expenses incurred.

34. Parties Bound.

A. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representative of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 11 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 19 hereof. It is understood and agreed, however, that the covenants and obligations on the part of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building, that in the event of such a transfer said covenants and obligations shall thereafter be binding upon each transferee of such interest of Landlord herein named, but only with respect to the period ending with a subsequent transfer of such interest, and that a lease of the entire interest shall be deemed a transfer within the meaning of this Article.

B. Intentionally Omitted.
C. Intentionally Omitted.
D. Intentionally Omitted.
35. Parking.

A.Landlord hereby grants to Tenant a non-exclusive license to use the unreserved parking spaces in the parking lot associated with the Building (the "Spaces"), on a first come, first served basis.  Tenant's rights hereunder do not entitle Tenant to park in any particular Spaces.  The license of the Spaces is subject to the terms and conditions set forth below.

B.The Spaces shall be used only for the purpose of parking automobiles for a term commencing on the Commencement Date and terminating upon the Expiration Date or earlier termination of this Lease.

C.All automobiles (including all contents thereof) shall be parked in the Spaces at the sole risk of Tenant, its employees, agents, invitees and licensees.  Landlord has no duty to insure any automobiles (including the contents thereof), and Landlord is not responsible for the protection and security of such automobiles.  Except as otherwise expressly set forth in this Lease, Landlord shall have no liability whatsoever for any property damage and/or personal injury that might occur as a result of or in connection with the parking of said automobiles in any of the Spaces, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all liabilities, costs, claims, expenses and/or causes of action which Landlord may incur in connection with or arising out of the use of the Spaces by Tenant or its employees, agents, invitees or licensees pursuant to this Lease, except to the proportionate extent arising in connection with the willful misconduct or gross negligence of Landlord, its employees, agents, and/or contractors.

D. Landlord will not be liable to Tenant or any of its employees, agents, invitees or licensees for any unauthorized automobile parking in any Spaces.   Landlord reserves the right to establish reserved parking areas and to assign designated parking spaces therein for exclusive use by specified tenants, to establish any sticker or other identification system, to relocate any parking areas or Spaces from time to time, to alter, reduce or modify any parking areas, to use portions of the parking areas  for free, visitor or other parking needs of Landlord, and to take any other actions regarding the parking areas.

36. Communications and Computer Lines.

A. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the "Lines") at the Property in or serving the Premises, provided: (a) Tenant shall (i) obtain Landlord's prior written consent (not to be unreasonably withheld), (ii) use an experienced and qualified contractor approved in writing by Landlord, and (iii) comply with all of the other provisions of Article 9; (b) any such installation, maintenance, replacement, removal or use shall comply with all laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord's reasonable opinion; (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair rise cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (e)  Tenant's rights shall be subject to the rights of any regulated telephone company; and (f) Tenant shall pay all costs in connection with Tenant's Lines.  Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

V. Landlord may (but shall not have the obligation to): (i) install new Lines at the Property, (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines).  Such rights shall not be in limitation of other rights that may be available to Landlord by law or otherwise.  If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may, except as otherwise expressly set forth in this Lease, include those costs in Basic Costs (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts).

W.  Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord's written consent shall be null and void.  Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord's agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant's use of any Lines will be free from the following (collectively called "Line Problems"): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant's requirements, or (z) any shortages,  failures,  variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to confirm to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause.  Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of rent, or relive Tenant from performance of Tenant's obligations under this Lease.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

37. Additional Provisions. All additional provisions, if any, within Exhibit E attached hereto are hereby incorporated into this Lease.

38. Landlord’s Default. Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease if Landlord has failed to perform such obligation within thirty (30) calendar days after written notice from Tenant specifying Landlord’s failure to perform (“Landlord Default”); provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) calendar days are reasonably required for its performance (including waiting for materials on order before commencing any required work), then Landlord shall not be deemed in default if it commences such performance within such thirty (30) calendar day period and thereafter diligently pursues the same to completion.  Upon any Landlord Default, Tenant shall be entitled to all rights and remedies available to Tenant, at law or in equity.  With respect to a Landlord Default in connection with a minor repair or maintenance item that Landlord has acknowledged, in its commercially reasonable judgment, to be necessary, Tenant may send Landlord a second twenty (20) day written notice specifying Landlord’s failure to perform and, if Landlord has not commenced performing its obligation after such second twenty (20) day written notice, subject to Force Majeure, Tenant  may perform such obligation and credit the out-of-pocket amount expended by Tenant up to, but not to exceed, the amount of $10,000.00, against the next installments of Rent coming due; provided that (a) such obligation does not involve entering another tenant’s premises; (b) such obligation does not involve making repairs to, or modifying, any of the structural portions of the Building; (c) Tenant uses reputable contractors carrying insurance in accordance with Section 13 hereof; and (d) all repair and maintenance obligations are performed in a good and workmanlike manner.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

ROC OFFICE, LLC,	MONRO, INC.,
a Delaware limited liability company	a New York corporation

By: SR Upstate, LLC,
its Managing Member	By: /s/ Brian D’Ambrosia Name: Brian D’Ambrosia
By: SR Upstate Managers, LLC	Title: _CFO__________
its Managing Member By: _/s/ Cyrus Sakhai_______
Name: Cyrus Sakhai
Title: Managing Member

EXHIBIT  A
OUTLINE AND LOCATION OF PREMISES

See attached drawing

{Client/082499/110/01522468.DOCX;1 }A-1

EXHIBIT  B
RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking areas associated therewith (if any), the Property and the appurtenances thereto:

1. Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building's corridors or from the exterior of the Building.

2. Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein.  Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3. Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion.  No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building.  No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord's prior written consent.  A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made.  All keys and passes shall be returned to Landlord at the expiration or earlier termination of the Lease.

5. Tenant shall refer all contractors, contractors' representatives and installation technicians to Landlord for Landlord's supervision, approval and control before the performance of any contractual services.  This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning.  All controls shall be adjusted only by Building personnel.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord.  Tenant must seek Landlord's prior approval by providing in writing a detailed listing of such activity.  If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord.  Landlord may prohibit any article, equipment or any other item from being brought into the Building.  Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity.  If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

{Client/082499/110/01522468.DOCX;1 }B-1

7. All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.
8. Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.
9. Canvassing, soliciting and peddling in or about the Building or Property are prohibited. Tenant shall cooperate and use its best efforts to prevent the same.
10. Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11. Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13. Tenant shall not operate or permit to be operated within the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant's employees, and then only if such operation does not violate the lease of any other tenant in the Building.

14. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises.  Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

15. Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

16. To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord's sole discretion.

17. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof.  Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

18. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

{Client/082499/110/01522468.DOCX;1 }B-2

19. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school, or as a hiring or employment agency. Tenant shall not engage or pay any employee on the Premises, except those actually working for tenant on the Premises nor advertise for laborers giving an address at the Premises. Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for manufacturing or for the sale at retail or auction of merchandise, goods or property of any kind.

20. All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord.  Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any Common Areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

21. Tenant shall carry out Tenant's permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

22. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents.  Tenant, Tenant's agents, employees, contractors, guests and invitees shall comply with Landlord's reasonable requirements thereto.

23. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord's opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants.  Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

24. Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a "no smoking" sign or otherwise) as a "no smoking" area.  In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building or at the entrances to the Building.  Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as "no smoking" areas and to designate the entire Building and the Property as a "no smoking" area.

{Client/082499/110/01522468.DOCX;1 }B-3

EXHIBIT C
PAYMENT OF BASIC COSTS

A. During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant's Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds Basic Costs for the Base Year, and (b) Taxes (as defined below) for the applicable calendar year exceeds Taxes for the Base Year.  Prior to the Commencement Date, or as soon as practical thereafter, and prior to January 1 of each calendar year during the Lease Term, or as soon as practical thereafter, Landlord shall make a good faith estimate of Basic Costs and Taxes for the applicable full or partial calendar year and Tenant's Pro Rata Shares thereof.  On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of (1) Landlord's estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year, and (2) Landlord's estimate of the amount by which Taxes for such calendar year will exceed Taxes for the Base Year.  Landlord shall have the right from time to time during any such calendar year to reasonably revise the estimate of Basic Costs and Taxes for such year and provide Tenant with a revised statement therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year for Basic Costs and twice in any calendar year for Taxes), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate.  If Landlord does not provide Tenant with an estimate of the Basic Costs and/or Taxes by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year's estimate until such time as Landlord provides Tenant with an estimate of Basic Costs and/or Taxes for the current year.  Upon receipt of such current year's estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year's estimate.  Tenant shall pay Landlord for any underpayment within thirty (30) days after Landlord's written demand.  Any overpayment of Additional Rent shall, at Landlord's option, be refunded to Tenant or credited against the installments of Additional Rent next coming due under the Lease.  Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below when actual Basic Costs or actual Taxes, as applicable, are determined.

B. As soon as is practical following the end of each calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord's actual Basic Costs and Taxes for the previous calendar year.  If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord's estimate of Basic Costs or Taxes, is in excess of Tenant's Pro Rata Share of the amount by which Basic Costs or Taxes, as applicable, for such prior year exceeds Basic Costs or Taxes for the Base Year, then Landlord shall refund to Tenant any overpayment (or at Landlord's option apply such amount against Additional Rent due or to become due hereunder).  Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

C. "Basic Costs" shall mean all reasonable direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below), which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property.  Basic Costs shall include, without limitation, insurance premiums and deductibles.

{Client/082499/110/01522468.DOCX;1 }C-1

D. Notwithstanding anything to the contrary set forth in this Lease, the term “Basic Costs” shall not include the following:  (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of alterations, repairs, or improvements which would be properly classified as capital expenditures according to generally accepted accounting principles; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers' leasing commissions or compensation and advertising and other marketing expenses; (v) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for Common Areas); (vi) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (vii) costs of advertising and public relations and promotional costs and attorneys' fees associated with the leasing of the Building; (viii) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants, (other than through the payment of additional rent under such tenants' leases) or any other source; (ix) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (x) rental under any ground or underlying lease or leases; (xi) Taxes, (xii) all costs of Landlord’s performance of the Landlord’s Work, (xiii) the salaries and any other compensation of executives whose responsibilities are above the grade of building manager, and (xiv) maintenance, repairs, and replacements of the Premises to the extent this Lease explicitly provides, if at all, that the same are to be at the sole cost and expense of Landlord.

E. "Taxes" shall mean (i) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (ii) all personal property taxes for the Building's personal property, including license expenses, (iii) all taxes imposed on services of Landlord's agents and employees, (iv) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon rent received by Landlord, (v) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (vi) all reasonable costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or Property, but excluding income taxes.  Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord's good faith estimate of the real estate taxes and assessments.  Taxes and assessments hereunder are those paid or payable for such calendar year, as opposed to the real estate taxes and assessments accrued with respect to such calendar year. Notwithstanding anything to the contrary in this Lease, “Taxes” shall not include, any federal, state, or local (a) franchise, capital stock, or similar taxes, if any, of Landlord, (b) income, excess profits, or other taxes determined on the basis of or measured by the net income of Landlord (other than any applicable sales tax on rent customarily paid by retail tenants in the County in which the Property is located), (c) any estate, inheritance, succession, gift, capital levy, or similar taxes, (d) any fine, penalty, cost, or interest for any tax or assessment, or part thereof which Landlord failed to pay timely prior to or at any time during the Lease Term, (e) fees imposed upon Landlord in connection with Landlord’s development of the Property, or (f) Taxes resulting directly from an increase in the assessment of the Property caused by a sale or ground lease of all or any portion of the Property to an affiliate of Landlord.

{Client/082499/110/01522468.DOCX;1 }C-2

F. If the Building and the other buildings Landlord operates in conjunction therewith, if any, are not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year of the Lease Term (including the Base Year) or if Landlord is not supplying services to at least ninety-five percent (95%) of the Rentable Area of the Building and such other buildings, if any, at any time during any calendar year of the Lease Term (including the Base Year), actual Basic Costs and Taxes for purposes hereof shall, at Landlord's option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building and such other buildings during such year. Notwithstanding anything to the contrary in this Lease, if the Building and the other buildings Landlord operates in conjunction therewith, if any, are not at least ninety-five percent (95%) occupied, in the aggregate, during the Base Year or if Landlord is not supplying services to at least ninety-five percent (95%) of the Rentable Area of the Building and such other buildings, if any, during the Base Year, actual Basic Costs and Taxes for purposes hereof shall be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building and such other buildings during the Base Year.

G. Notwithstanding any other terms contained herein to the contrary, Tenant’s Pro Rata Share of the amount by which Controllable Basic Costs (as hereinafter defined) for the applicable calendar year exceeds Controllable Basic Costs for the Base Year shall not increase by more than five percent (5%) on a non-cumulative basis for each lease year. The term “Controllable Basis Costs” shall be defined as all Basic Costs, other than costs for (a) utilities, (b) insurance premiums, (c) snow, ice, and trash removal; and (d) security.

H. Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the one (1) year period following the delivery of Landlord's statement of the actual amount of Basic Costs, such of Landlord's books of account and records as pertain to and contain information concerning such Basic Costs and Taxes in order to verify the amounts thereof.  Tenant agrees that any information obtained during an inspection by Tenant of Landlord's books of account and records shall be kept in confidence by Tenant and its agents and employees and shall not be disclosed to any other parties, except to Tenant's attorneys, accountants and other consultants.  Any parties retained by Tenant to inspect Landlord's books of account and records shall not be compensated on a contingency fee basis.  If Tenant shall not dispute any item or items included in the determination of Basic Costs or Taxes for a particular Lease Year by delivering a written notice to Landlord generally describing in reasonable detail the basis of such dispute within one (1) year after the statement for such year was delivered to it, Tenant shall be deemed to have approved such statement.  During the pendency of any dispute over Basic Costs or Taxes, Tenant shall pay, under protest and without prejudice, Tenant's Pro Rata Share of Basic Costs and Taxes as calculated by Landlord. Upon completion of the audit, each party shall promptly pay or refund any and all sums shown by the audit to be due to the other party and if applicable, Landlord and Tenant shall in good faith agree upon appropriate adjustments to the estimated payments of Basic Costs then being made by Tenant to minimize the necessary reconciliation of current year obligations

{Client/082499/110/01522468.DOCX;1 }C-3

EXHIBIT D
WORK LETTER

1. Landlord (subject to the terms and provisions of Section 2 below) shall perform at its cost and expense improvements to the Premises based on the Test Fit attached hereto as Exhibit D-1, using Building standard methods, materials and finishes, including:

•	Existing lighting replaced with LED lighting.
•	Ceiling tiles replaced.
•	New flooring.
•	New painting of either the interior walls or the existing wallpaper; provided that the finish quality of the painted wallpaper is substantially similar to the quality of the painted walls.
•	Millwork throughout the Premises.
•	Re-balancing of the HVAC units serving the Premises.
•	Sprinkler system installed in IT racking and IT build area.

Landlord shall enter into a direct contract for Landlord's Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with Landlord's Work.    Landlord's Work shall not include any methods, materials and finishes noted on any of the plans which are in excess of Building standard unless specifically addressed in this Work Letter, including, but not limited to, wiring for telephone or data lines, window blinds, internal security or access system, glass, any furniture, office equipment or appliances, supplemental HVAC units, and IT equipment.

2. If Tenant requests any upgrades to Landlord's Work, subject to Landlord's approval, such upgrades shall be at Tenant's sole cost and expense, including, without limitation, any expenditure incurred by Landlord as a result of governmental requirements due to or arising from said construction work, and Tenant shall pay to Landlord such excess costs, plus any applicable state sales or use tax thereon, within ten (10) days of demand therefor.

3. Tenant acknowledges that Landlord's Work may be performed by Landlord in the Premises during normal business hours.  Landlord and Tenant agree to cooperate with each other in order to enable Landlord's Work to be performed in a timely manner.  Notwithstanding anything herein to the contrary, any delay in the completion of Landlord's Work due to any delay caused by Tenant (i) shall not delay the Commencement Date and the Commencement Date shall be the date that Landlord's Work would have been Substantially Completed if not for Tenant's delay and/or (ii) will allow Landlord to make unilateral decisions with regard to the completion of Landlord's Work.

4. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the term of this Lease, whether by any options under this Lease or otherwise, unless expressly so provided in this Lease or any amendment or supplement to this Lease.

{Client/082499/110/01522468.DOCX;1 }D-1

EXHIBIT D-1

TEST FIT

EXHIBIT E
ADDITIONAL PROVISIONS

1.Right of First Refusal.  Subject and subordinate to any existing expansion rights, renewal or extension rights, rights of first offer, rights of first refusal or other similar rights of other tenants of the Building whose leases are executed prior to the Commencement Date, and provided (i) except in connection with a Permitted Transfer, Tenant has not assigned this Lease or sublet any portion of the Premises, (ii) an Event of Default shall not then be occurring under the Lease, and (iii) Tenant shall not have failed to remit within sixty (60) calendar days from the applicable due date any payment of Base Rent and Additional Rent required herein through the date of Landlord's notice, Landlord hereby grants to Tenant a one (1) time right of first refusal as to any space on the second (2nd) floor of the Building that is contiguous to the Premises and that becomes vacant during the term of this Lease (the "ROFR Space"). If at any time during the term of this Lease, Owner shall receive an offer to lease any of the ROFR Space, and Owner is prepared to accept such offer, then Owner will deliver to Tenant the terms of such offer (the “ROFR Terms”).  Tenant will have ten  (10) days to respond by accepting or waiving the right to lease such ROFR Space on the ROFR Terms.  If Tenant accepts, then the parties will modify this Lease so as to incorporate the ROFR Space into the Premises upon the terms of this Lease, except as modified by the ROFR Terms.  If Tenant waives its right to so lease the ROFR Space, then Owner will have the right to lease the ROFR Space to any third party (which may or may not be the party which submitted the original offer for the ROFR Space).

2.Renewal Option.  Tenant is hereby granted the option to renew the term of the Lease with respect to the entire Premises for four (4) additional periods of five (5) years each (each an “Option to Renew”), with each to commence on the day after the applicable expiration date of the then current term, as follows:

A.  Each Option to Renew shall be exercised, if at all, by written notice from Tenant to Landlord given no later than three hundred sixty-five (365) days prior to the expiration date of the then current term,  time being of the essence with respect to said notice dates.

B. Each Option to Renew shall be effectively exercised only if, at the time of the giving of notice as aforesaid, and at commencement of the applicable renewal term,an Event of Default shall not then be occurring under the Lease.  The parties hereto agree that, except in connection with a Permitted Transfer, if Tenant assigns any of its interest in the Lease or subleases the Premises (or any portion thereof) to any party, all remaining Options to Renew shall terminate immediately without the need for any act or notice by either party to be effective.

C. All of the terms, provisions and conditions set forth herein for the stated term shall be applicable to the renewal term, including Tenant's obligation to pay Tenant's Pro Rata Share of Basic Costs and Taxes, except as follows:

(1) The provisions of this Paragraph 2 shall not apply beyond the expiration of the last renewal term; and

(2)

Annual Base Rent for the Premises for each of the renewal terms shall be the then prevailing market rental rate, at the time the calculations set forth below are made, for space of equivalent quality, size, utility and location in comparable buildings in the area, taking into account all relevant factors, including (y) then market rent concessions, tenant improvement allowances, other leasing incentives and commissions; and (z) the unique nature of this Lease with respect to the Tenant's obligation to pay escalations for real property taxes and operating expenses as provided herein, maintenance and repair, and other factors of this Lease which are dissimilar with standard leases for comparable space in comparable class buildings within the area (the "Market Rate"), determined in accordance with paragraph D below.  Any renovation or tenant improvement allowance requested by Tenant at the time an Option to Renew is exercised will be taken into consideration in Landlord’s determination of Market Rate.

D. Upon notification from Tenant of its exercise of any Option to Renew, Landlord shall within thirty (30) calendar days thereafter notify Tenant in writing of the proposed Market Rate applicable to the renewal term.  Tenant shall, within thirty (30) calendar days following receipt of such notice from Landlord, notify Landlord in writing of the acceptance or rejection of the proposed Market Rate.  In the event of rejection by Tenant, the Market Rate for the renewal term shall be determined as follows:

(1) Within fifteen (15) calendar days following notification of Tenant's rejection, Landlord and Tenant shall each appoint an appraiser.  Any appraiser appointed hereunder (whether by a party hereto or by an appraiser so appointed, as hereinafter provided) shall be impartial, have an office in the local area, shall have at least ten (10) years' experience as an appraiser of first class office buildings in the local area and shall be a member of the American Institute of Real Estate Appraisers or a successor or similar organization of recognized national standing.  The two appraisers appointed shall promptly attempt to agree on a determination of the Market Rate for the renewal term.  The determination of Market Rate by the two appraisers, if they agree, shall be binding on Landlord and Tenant.

(2) If the Market Rate determinations of the two (2) appraisers differ by an amount equal to or less than five (5%) percent of the higher of the two determinations of the Market Rate, then the Market Rate shall be the average of the two appraisals.  If the Market Rate determinations of the two (2) appraisers differ by an amount greater than five (5%) percent of the higher of the two determinations of the Market Rate, then the two appointees shall select a third appraiser, but if they are unable to agree on a third appraiser within fifteen (15) calendar days, then Landlord and Tenant shall request the president of the local Society of Industrial and Office Realtors or comparable real estate organization to appoint a third appraiser. The three appraisers so selected shall confer and immediately proceed to determine the Market Rate for the renewal term.  If the three appraisers fail to agree on such Market Rate within thirty (30) calendar days after the appointment of the third appraiser, the average of the two determinations of Market Rate which are closer to each other than the third determination of Market Rate shall be the Market Rate for the renewal term.

(3) The appraisers selected hereunder shall deliver a signed written report of their appraisal, or the average of the two closer appraisals, as the case may be, to Tenant and Landlord.  The fee of the appraiser initially selected by Tenant shall be paid by Tenant, the fee of the appraiser initially selected by Landlord shall be paid by Landlord, and the fee of any third appraiser and any expenses reasonably incident to the appraisal (except attorneys' fees, which shall be borne by the party incurring same) shall be shared equally by Tenant and Landlord.  Any vacancy in the office of the appraiser appointed by Tenant shall be filled by Tenant, any vacancy in the office of the appraiser appointed by Landlord shall be filled by Landlord, and any vacancy in the office of the third appraiser shall be filled by the first two appraisers in the manner specified above for the selection of a third appraiser.

(4) If appraisal proceedings are initiated as provided above in order to determine the Market Rate which is applicable to the renewal term, the decision and award of the appraisers as to such Market Rate shall be final, conclusive, and binding on the parties, absent settlement by agreement of the parties prior to the rendering by the appraisers of any such decision and award.  If the Market Rate is not finally determined prior to commencement of the renewal term, Tenant shall pay rent based upon the rent theretofore in effect hereunder until the final determination of the Market Rate for the renewal term occurs as provided above.  If the final determination of the Market Rate is different from the amount paid by Tenant, Tenant shall promptly pay to Landlord any deficiency in rent.

(5) In the event that either Landlord or Tenant fails to appoint an appraiser within sixty (60) calendar days following notification of Tenant's rejection of the Market Rate, the appraisal of the party that appointed an appraiser shall be the Market Rate and in the event neither Landlord nor Tenant appoint an appraiser within sixty (60) calendar days following notification of Tenant's rejection of the Market Rate either party can engage an appraiser and the Market Rate shall be determined by the first appraisal report submitted by either Landlord or Tenant to the other party.

3.Tenant Contingency.  Landlord acknowledges that Tenant’s affiliate, Monro Service Corporation, has agreed to sell the real estate situated at 200 Holleder Parkway in the City of Rochester, County of Monroe, and State of New York to F.W. Webb Corporation pursuant to the terms of a real estate and purchase agreement dated as of April 4, 2024 (the “Contract”). Notwithstanding anything to the contrary in this Agreement, Landlord and Tenant agree and acknowledge that the effectiveness of this Lease is expressly subject to and contingent upon the closing of those certain transactions contemplated by the Contract (the “Tenant Closing Contingency”). The date upon which the Tenant Closing Contingency is satisfied or waived by Tenant, in Tenant’s sole and absolute discretion, is the “Tenant Closing Contingency Removal Date”. If the Tenant Closing Contingency Removal Date has not occurred within thirty (30)  days following the Effective Date, then this Lease shall automatically terminate, Landlord shall promptly refund Tenant all pre-paid monetary amounts, and all rights, obligations, and liabilities of Tenant and Landlord hereunder shall be released and discharged.

EXHIBIT F
COMMENCEMENT LETTER

Date________________

Tenant______________

Address_____________

____________________

Re:Commencement Letter with respect to that certain Lease dated _________ by and between ________________________, as Landlord, and __________________, a(n) __________, as Tenant, for a Rentable Area in the Premises of _________ square feet on the _________ floor of the Building located at ___________________, _______, ____.

Dear _____________:

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the Premises and agrees as follows:

The Commencement Date of the Lease is _________________________.

The Expiration Date of the Lease is ____________________________.

Tenant shall pay the following amounts as Base Rent for the Premises:

[Insert rent schedule with dates]

Landlord agrees to complete the work in the Premises identified in the punchlist jointly prepared by Landlord and Tenant dated ________________.  Tenant accepts possession of the Premises subject to Landlord's obligation to complete the work identified on the punchlist.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,

XXXXXXXXX

Property Manager

Agreed and Accepted:

TENANT:

By:______________________

Name:______________________

Title:______________________

F-1

EXHIBIT  G
FORM OF SNDA

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

AGREEMENT (this "Agreement") is made as of the day of [],
201[  ] by and between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (together with its successors and assigns, collectively, "Lender"), having an address at 1285 Avenue of the Americas, New York, New York 10019

and,havinganaddressat

___________________________________________________________________ ("Tenant").

RECITALS:

A. Lender has made a loan (the "Loan") in the [maximum] [original]

principal amount of $[ ] to Landlord (defined below) pursuant to the terms and conditions of that certain Loan Agreement, dated as of [  ], 2011 1, between

Lender and Landlord (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the "Loan Agreement");

B. The Loan is evidenced by that certain Promissory Note, dated

 1, 201[ ], made by Landlord to Lender (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the "Note") and secured by that certain [Mortgage] [Deed of Trust] and Security Agreement dated as of [  ], 201[ ], made by Landlord to Lender (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the "Mortgage"), which encumbers the [fee] [leasehold] estate of Landlord in certain premises described in Exhibit A attached hereto (the "Property");

C. Tenant leases a portion of the Property under and pursuant to a certain

lease dated [     between [], as landlord
("Landlord"), and Tenant, as tenant (as amended or otherwise modified in accordance with this Agreement, the "Lease"); and

D. Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1.Subordination.Tenant agrees that the Lease and all of the terms,

covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to (a) the Mortgage, (b) the lien thereof and (c) all terms, covenants and conditions set forth in the Mortgage and the Loan Agreement (including, without limitation, any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof) with the same force and effect as if the Mortgage and the Loan Agreement had been executed, delivered and (in the case of the Mortgage) recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law; provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant's possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note, the Mortgage or the Loan Agreement shall be made subject to all rights of Tenant under the Lease; provided that, at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights, (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant's part to be observed or performed beyond the expiration of any applicable notice or cure periods.

3. Attornment. Lender and Tenant agree that, upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby if the conditions set forth in Section 2 above have been met at the time the Lender, purchaser at foreclosure or other transferee of the Property ("Transferee") becomes owner of the Property. In such event, the Lease shall continue in full force and effect as a direct lease between Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and Tenant agrees to attorn to Transferee and Transferee shall accept such attornment; provided, however, that Transferee shall not be (a) obligated to complete or pay for any construction or tenant improvement work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction or tenant improvement work done by Tenant, (b) liable (i) for Landlord's failure to perform any of its obligations under the Lease which have accrued prior to the date on which Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord prior to the date on which Transferee shall become the owner of the Property, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire or other casualty or by reason of condemnation unless Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against Landlord prior to the date upon which Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by Transferee, (g)bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by Transferee or (ii) such prepayment shall have been expressly approved of by Transferee, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time Transferee succeeded to Landlord's interest, (i) bound by any agreement amending, modifying or terminating the Lease made without Lender's prior written consent prior to the time Transferee succeeded to Landlord's interest or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time Transferee succeeded to Landlord's interest other than if pursuant to the provisions of the Lease.

4. Notice to Tenant. After notice is given to Tenant by Lender that Landlord is in default under the Note, the Mortgage or the Loan Agreement and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. Lender's Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending, modifying or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Lender's prior consent, shall not be binding upon Lender.

6. Notice to Lender. Tenant shall provide Lender with copies of all written notices sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to Landlord. Tenant shall notify Lender of any default by Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default. Notwithstanding the foregoing, Lender shall have no obligation to cure any such default.

7. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:

[1
Attention: [_______________________________ Facsimile No.: [___________________________
If to Lender:

UBS AG, by and through its branch office at

1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention: Transaction Management - Henry Chung

Facsimile No.: (212) 821-2943

With a copy to:McGuireWoods LLP

1345 Avenue of the Americas, 7th Floor New York, New York 10017

Attention: Dennis W. Mensi, Esq.
Facsimile No.: (212) 715-6279

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 7, the term "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

8. Joint and Several Liability. If Tenant consists of more than one person or entity, the obligations and liabilities of each such person or entity hereunder shall be joint and several.

9. Definitions.The term "Lender" as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term "Landlord" as used herein shall mean and include the present landlord under the Lease and such landlord's predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term "Property" as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15. Transfer of Loan. Lender may sell, transfer and deliver the Note and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market ("Investors"). In connection with such sale, Lender may retain or assign responsibility for servicing the Loan (including the Note, the Mortgage, this Agreement and the other documents executed in connection therewith) or may delegate some or all of such responsibility and/or obligations to a servicer (including, but not limited to, any subservicer or master servicer), on behalf of the Investors. All references to "Lender" herein shall refer to and include any such servicer to the extent applicable.

16. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

17. Limitations on Lender's Liability. Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Agreement. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (Lender, such purchaser, grantee, heir, legal representative, successor or assignee, collectively, the "Subsequent Landlord") have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the Property for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to the Lease.

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:
UBS AG

By:_____________________________________
Name:
Title:

By:_____________________________________________________________________________________________________

Name:

Title:

TENANT:

By:_______________________________________________________________________________________________________

Name:

Title:

The undersigned accepts and agrees to
the provisions of Section 4 hereof:

LANDLORD:

By:_________________________________________________

Name:

Title:

{Client/082499/110/01522468.DOCX;1 }G-3